Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
THE PEOPLES BANK DECLINES TO PARTICIPATE
IN FEDERAL BAILOUT FUNDING
BILOXI, MS (November 20, 2008)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank in Biloxi, has decided to decline participating in the federal government’s $700 billion rescue fund for financial institutions.
“After careful consideration, our Board and senior management team have made the business decision not to seek federal CPP funds,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank.
“Our bank has weathered financial and natural storms since 1896. As of the end of third quarter 2008, we have a capital ratio of 12.76%, more than 50% higher than the regulations require,” he said.
The Biloxi bank president was quoted in a Wall Street Journal article Monday about well capitalized community and regional banks across the country that have declined to participate in the federal Troubled Asset Relief Program passed by Congress last month to shore up the capital resources of financial institutions that need help.
“We are enduring the worst financial crisis in my entire career as a banker, but our bank has the capital and the strength to continue doing business on the same sound banking terms that we have followed for more than 110 years,” he added. “We are open for business and actively lending to qualified customers.”
Swetman said the federal bailout funds come with strings that the company’s Board of Directors does not want to tie management’s hands with. For instance, he pointed out, institutions receiving the rescue money cannot raise their dividends, repurchase their stock and are subject to future requirement that are not yet determined.
The holding company’s common stock dividend has been increased ten times since 2003, most recently in July of this year. In addition, the company announced a stock repurchase program in October, the second in 15 months.
Founded in 1896, with $875 million in assets as of September 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.